Exhibit 99.1

Global Partners LP Reports Record Operating Results for the First Quarter of 2009

WALTHAM, Mass.--(BUSINESS WIRE)--May 7, 2009--Global Partners LP (NYSE:GLP) today reported financial results for the three months ended March 31, 2009.

Net income for the first quarter of 2009 was $18.9 million, or $1.40 per diluted limited partner unit, compared with net income of $8.6 million, or $0.64 per diluted limited partner unit, for the same period in 2008. The partnership had approximately 13.2 million and 13.1 million diluted weighted average limited partner units outstanding for the three months ended March 31, 2009 and 2008, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended March 31, 2009 was $27.4 million, compared with $18.5 million for the same period in 2008.

Distributable cash flow for the first quarter of 2009 was a record $22.0 million, compared with $11.8 million for the comparable quarter in 2008.

“We delivered outstanding results in the first quarter due to our diverse product offerings and our strong asset base,” said Eric Slifka, president and chief executive officer of Global Partners. “Net income increased nearly 120% year-over-year, fueled by our extensive terminal network, effective margin management, a favorable forward-product pricing environment and our continuing initiatives to help mitigate the effects of commodity price volatility in our business.”

Sales for the first quarter of 2009 decreased to $1.6 billion from $2.7 billion for the same period in 2008, reflecting significantly lower refined petroleum product prices in the 2009 period. Wholesale segment sales were $1.5 billion, or 93% of total sales, for the first quarter of 2009, compared with $2.6 billion, or 95% of total sales, for the first quarter of 2008. Commercial segment sales were $113.2 million, or 7% of total sales, for the first quarter of 2009 compared with $124.2 million, or 5% of total sales, for the first quarter of 2008.

Combined product volume increased 5% in the first quarter of 2009 from the comparable period of 2008. Global Partners sold 1.11 billion gallons of refined petroleum products in the first quarter of 2009, versus 1.06 billion gallons in the first quarter of 2008. Wholesale segment volume increased 4% to 1.04 billion gallons from 1.00 billion gallons. Commercial segment volume increased 22% to 75.7 million gallons from 61.8 million gallons.

Combined gross profit improved 42% to $50.7 million in the first quarter of 2009 from $35.6 million in the same period in 2008. Within Global Partners’ wholesale segment, the net product margin for distillates increased 47% to $33.9 million in the first quarter of 2009 from $23.1 million in the year-earlier period. Wholesale gasoline net product margin increased 39% to $11.8 million in the first quarter of 2009 from $8.5 million in the comparable period of 2008. Wholesale residual oil net product margin decreased 28% to $2.8 million in the first quarter of 2009 from $3.9 million in the first quarter of 2008.

“Favorable market conditions, colder temperatures and our product pricing strategies generated solid margins for our distillates and gasoline products in the quarter,” Slifka said. “While product volumes were up modestly over the first quarter of 2008, we believe the macroeconomic climate continues to encourage conservation by consumers and businesses. Global Partners is well positioned to meet the demands of the regions we serve by leveraging our marketing expertise and our strategically located network of terminal assets.”

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these and other non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2009 and 2008.

As previously announced, the Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from January 1, 2009 through March 31, 2009. The distribution will be paid May 15, 2009 to unitholders of record as of the close of business May 7, 2009.

Business Outlook

“Based on our excellent start to the year, and several new expansion projects, we continue to be optimistic about our prospects in 2009,” Slifka said. “Recently we signed a long-term lease for approximately 130,000 barrels of terminal storage capacity on the north shore of Long Island, expanding our already strong presence on Long Island to three waterborne locations. In addition, we are leasing approximately 160,000 barrels of capacity at a terminal in Philadelphia, and, at our Albany, New York terminal, bringing back into service three tanks totaling approximately 300,000 barrels. These expansion initiatives are part of our overall strategy to adjust our terminal network opportunistically to capitalize on changes in the marketplace.”

Board Authorizes Common Unit Repurchase Program

Global Partners also announced today that the Board of Directors of its general partner, Global GP LLC, has authorized the repurchase of GLP’s common units for the purpose of assisting the partnership in meeting its anticipated obligations to deliver common units under the partnership’s Long-Term Incentive Plan to officers, directors and employees, and meeting obligations under existing employment agreements with the officers of the general partner of Global Partners. The program is expected to begin during May 2009. The partnership is authorized to spend up to $6.6 million to acquire up to 445,000 of its common units in the aggregate, over an extended period of time, consistent with its obligations under the Plan and the employment agreements.

Common units of Global Partners may be repurchased from time to time in open market transactions, including block purchases, or in privately negotiated transactions. Such authorized unit repurchases may be modified, suspended or terminated at any time, and are subject to price, economic and market conditions, applicable legal requirements and available liquidity.

Financial Results Conference Call

Management will review Global Partners’ first-quarter 2009 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 407-5790 (U.S. and Canada)
(201) 689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the partnership’s success in providing a cash return on their investment. Distributable cash flow means the partnership’s net income plus depreciation and amortization less its maintenance capital expenditures. Specifically, this financial measure indicates to investors whether or not the partnership has generated sufficient cash flow on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP’s ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Sales	$1,632,955	$2,720,992
Cost of sales	1,582,241	2,685,376
Gross profit	50,714	35,616

Costs and operating expenses:
Selling, general and administrative expenses	18,075	11,073
Operating expenses	8,475	9,025
Amortization expenses	800	724
Total costs and operating expenses	27,350	20,822

Operating income	23,364	14,794

Interest expense	(3,776)	(6,030)

Income before income tax expense	19,588	8,764

Income tax expense	(725)	(145)

Net income	18,863	8,619

Less: General partner's interest in net income, including incentive distribution rights	(376)	(199)

Limited partners' interest in net income	$18,487	$8,420

Basic net income per limited partner unit(1)	$1.41	$0.64

Diluted net income per limited partner unit(1)	$1.40	$0.64

Basic weighted average limited partners' units outstanding	13,071	13,071

Diluted weighted average limited partners' units outstanding	13,203	13,071

(1) On January 1, 2009, the Partnership adopted EITF 07-04, "Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships." EITF 07-04 provides that net income for the current period is to be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit. Any residual amount representing undistributed net income (or losses) is assumed to be allocated to the ownership interests in accordance with the contractual provisions of the partnership agreement. Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or loss. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the general partner's interest. The Partnership applied the provisions of EITF No. 07-04 on a retroactive basis which had an immaterial impact on the limited partners' interest in net income and net income per limited partner unit (basic and diluted) for the quarter ended March 31, 2008.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,989	$945
Accounts receivable, net	228,332	249,418
Accounts receivable - affiliates	1,096	2,518
Inventories	227,852	240,346
Brokerage margin deposits	13,178	8,991
Fair value of forward fixed price contracts	58,359	161,787
Prepaid expenses and other current assets	29,686	29,302
Total current assets	561,492	693,307

Property and equipment, net	161,527	161,988
Intangible assets, net	30,732	31,403
Other assets	3,729	2,564

Total assets	$757,480	$889,262

Liabilities and partners' equity
Current liabilities:
Accounts payable	$159,602	$219,783
Working capital revolving credit facility - current portion	78,186	208,210
Environmental liabilities - current portion	4,206	4,191
Accrued expenses and other current liabilities	64,059	54,054
Income taxes payable	591	520
Obligations on forward fixed price contracts and other derivatives	13,244	7,954
Total current liabilities	319,888	494,712

Working capital revolving credit facility - less current portion	183,914	154,090
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	2,344	2,377
Accrued pension benefit cost	9,536	8,853
Deferred compensation	1,708	1,663
Other long-term liabilities	11,653	12,899
Total liabilities	600,243	745,794

Partners' equity	157,237	143,468

Total liabilities and partners' equity	$757,480	$889,262

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Table 1 - Reconciliation of net income to EBITDA
Net income	$18,863	$8,619
Depreciation and amortization	4,002	3,682
Interest expense	3,776	6,030
Income tax expense	725	145
EBITDA	$27,366	$18,476

Table 2 - Reconciliation of cash flow provided by operating activities to EBITDA
Cash flow provided by operating activities	$111,230	$97,817
Net change in operating assets and liabilities and certain non-cash items	(88,365)	(85,516)
Interest expense	3,776	6,030
Income tax expense	725	145
EBITDA	$27,366	$18,476

Table 3 - Reconciliation of net income to distributable cash flow
Net income	$18,863	$8,619
Depreciation and amortization	4,002	3,682
Maintenance capital expenditures	(869)	(492)
Distributable cash flow	$21,996	$11,809

Table 4 - Reconciliation of cash flow provided by operating activities to distributable cash flow
Cash flow provided by operating activities	$111,230	$97,817
Net change in operating assets and liabilities and certain non-cash items	(88,365)	(85,516)
Maintenance capital expenditures	(869)	(492)
Distributable cash flow	$21,996	$11,809

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary